AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
THIS AMENDMENT to the Investment Advisory Agreement is made as of the 20th day of November 2017, between Guggenheim Funds Trust, a Delaware statutory trust (the “Trust”), and Guggenheim Partners Investment Management, LLC, a Delaware limited liability company (the “Investment Adviser”).
WHEREAS, the Trust, on behalf of Guggenheim Limited Duration Fund, a series of the Trust (the “Fund”), and the Investment Adviser are parties to an Investment Advisory Agreement made as of January 27, 2014 (the “Agreement”); and
WHEREAS, the parties hereby wish to amend Schedule I to the Agreement to reduce the advisory fee for the Fund.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed between the parties hereto as follows:

1.	The compensation payable by the Fund to the Investment Adviser as set forth on Schedule I to the Agreement is revised effective as of November 20, 2017 to provide as follows:

Fund	Advisory Fee
Guggenheim Limited Duration Fund	0.39%

2.	Except as otherwise set forth herein, the terms and conditions of the Agreement shall remain in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GUGGENHEIM FUNDS TRUST		GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC
By:		By:
Name:	Amy J. Lee	Name:	Kevin M. Robinson
Title:	Chief Executive Officer	Title:	Attorney-in-Fact

[Signature Page to Amendment to Investment Advisory Agreement]